Exhibit 99.1
FOR IMMEDIATE RELEASE
ALLIED WORLD REPORTS RECORD NET INCOME OF $665 MILLION IN 2010;
GROWS BOOK VALUE PER SHARE BY 25% FOR YEAR
ZUG, SWITZERLAND, February 17, 2011 — Allied World Assurance Company Holdings, AG (NYSE: AWH) today reported record net income of $665.0 million, or $13.32 per diluted share, for the year ended December 31, 2010 compared to net income of $606.9 million, or $11.67 per diluted share, for the year ended December 31, 2009. Net income for the fourth quarter of 2010 was $92.8 million, or $2.13 per diluted share, compared to net income of $161.3 million, or $3.05 per diluted share, for the fourth quarter of 2009.
The company reported operating income of $397.8 million, or $7.97 per diluted share, for the year ended December 31, 2010 compared to operating income of $537.7 million, or $10.34 per diluted share, for the year ended December 31, 2009. Operating income for the fourth quarter of 2010 was $97.3 million, or $2.24 per diluted share, compared to operating income of $131.9 million, or $2.49 per diluted share, for the fourth quarter of 2009.
President and Chief Executive Officer Scott Carmilani commented, “The insurance industry continued to face significant hurdles throughout 2010. In addition to the heightened rate pressure caused by strong competition and an overabundance of capacity, multiple global catastrophes increased loss costs while generally weak economic conditions posed additional challenges. In spite of these factors, we are very proud of our financial, strategic and operational accomplishments throughout the year.”
“We grew book value per share by 25% producing a record net income of $665 million for the year. Just as importantly, we’ve improved our positioning for the future by redomiciling our holding company to Switzerland, establishing our own Lloyd’s Syndicate 2232 for broader distribution, and further diversifying our products and service capabilities, while lowering our dependence on more volatile segments of the market. In aggregate, these initiatives have helped us generate $197 million in gross revenues from new products and geographies that allowed us to modestly increase our gross premiums written by 4% for the year.”

Mr. Carmilani continued, “We were also very successful on the capital management front during 2010 as we took advantage of our depressed valuation position and deployed significant excess capital to the benefit of our shareholders. We further enhanced our capital flexibility during the fourth quarter through the issuance of $300 million of senior notes, which were at a very favorable interest rate and very well received by the fixed income market. The company begins 2011 in a strong capital position, which provides security to our current policyholders while leaving us with the flexibility to pursue additional potential opportunities for profitable growth.”
Underwriting Results
Gross premiums written were $381.9 million in the fourth quarter of 2010, an 18.6% increase compared to $322.1 million in the fourth quarter of 2009. For the year ended December 31, 2010, gross premiums written totaled $1,758.4 million, a 3.7% increase compared to $1,696.3 million for the year ended December 31, 2009. Net premiums written were $287.2 million in the fourth quarter of 2010, a 22.9% increase compared to $233.7 million in the fourth quarter of 2009. For the year ended December 31, 2010, net premiums written totaled $1,392.5 million, a 5.4% increase compared to $1,321.1 million for the year ended December 31, 2009. These increases were primarily due to the expansion of our reinsurance and U.S. insurance business offset by our selectively paring back general property, energy and professional liability risks in our international insurance segment that did not meet our underwriting requirements.
Net premiums earned in the fourth quarter of 2010 were $342.8 million, a 3.7% increase compared to $330.5 million in the fourth quarter of 2009. For the year ended December 31, 2010, net premiums earned totaled $1,359.5 million, a 3.2% increase from net premiums earned of $1,316.9 million for the year ended December 31, 2009. These increases were primarily due to the expansion of our reinsurance and U.S. insurance business.
The combined ratio was 82.8% in the fourth quarter of 2010 compared to 76.2% in the fourth quarter of 2009. The loss and loss expense ratio was 46.7% in the fourth quarter of 2010 compared to 42.8% in the fourth quarter of 2009. During the fourth quarter of 2010, the company recorded net favorable reserve development on prior loss years of $73.9 million, a benefit of 21.6 percentage points to the company’s loss and loss expense ratio for the quarter. This compares to the fourth quarter of 2009, where the company recorded net favorable reserve development on prior loss years of $77.7 million, a benefit of 23.5 percentage points to the company’s loss and loss expense ratio for that quarter. Absent prior year reserve adjustments, the loss and loss expense ratio related to the fourth quarter of 2010 was 68.3% compared to 66.3% for the fourth quarter of 2009. The fourth quarter 2010 ratio was impacted by $21.4 million of net losses, or 6.2 percentage points, from major loss driven events occurring during 2010.
For the year ended December 31, 2010, the combined ratio was 84.9% compared to 76.1% for the year ended December 31, 2009. For the year ended December 31, 2010, the company recorded net favorable reserve development on prior loss years of $313.3 million, a benefit of 23.1 percentage points to the company’s loss and loss expense ratio. For the year ended December 31, 2009, the company recorded net favorable reserve development on prior loss years of $248.0 million, a benefit of 18.8 percentage points to the company’s loss and loss expense ratio. Absent prior year reserve adjustments, the loss and loss expense ratio related to 2010 was 75.2% compared to 64.7% for 2009. This ratio was impacted by $164.6 million of net losses, or 12.1 percentage points, from major loss driven events occurring during 2010.
The company’s expense ratio was 36.1% for the fourth quarter of 2010 compared to 33.4% for the fourth quarter of 2009. The expense ratio was 32.8% for the year ended December 31, 2010 compared to 30.2% for the year ended December 31, 2009. Included in our expenses are significant one-time expenses incurred in connection with our redomestication to Switzerland, the establishment of our new Lloyd’s syndicate, as well as an increase in our incentive compensation expenses as a result of our exceeding our compensation targets. Without these items our expense ratio for the fourth quarter of 2010 would have been 33.4%.
Investment Results
The total return on the company’s investment portfolio for the three months and year ended December 31, 2010 was a loss of 0.2% and gain of 6.1%, respectively. Net investment income in the fourth quarter of 2010 was $50.2 million, a decrease of 31.5% from the $73.3 million of net investment income in the fourth quarter of 2009. For the year ended December 31, 2010, net investment income was $244.1 million, a decrease of 18.8% from the $300.7 million of net investment income for the year ended December 31, 2009. These decreases were due to a combination of use of funds for share repurchases, lower yields on our fixed maturity investments and an increased allocation to hedge funds, which contribute to our total return but carry no current yield. The book yield for the year ended December 31, 2010 was 3.3%, versus the annualized book yield for the year ended December 31, 2009 of 4.2%.

The company recorded net realized investment losses of $3.7 million and net realized investment gains of $285.6 million, respectively, for the three months and year ended December 31, 2010.
As of December 31, 2010 and December 31, 2009, net accumulated unrealized gains were $57.1 million and $149.8 million, respectively.
Shareholders’ Equity
As of December 31, 2010, shareholders’ equity was $3.1 billion, a decrease of 4.3% compared to $3.2 billion reported as of December 31, 2009. The decrease was primarily the result of our share repurchase activities during the year partially offset by net income for the year ended December 31, 2010 of $665.0 million, driven primarily by strong investment returns.
The company’s annualized net income return on average shareholders’ equity for the three months and year ended December 31, 2010 was 11.9% and 21.9%, respectively. The company’s annualized operating return on average shareholders’ equity for the three months and year ended December 31, 2010 was 12.5% and 13.1%, respectively.
Share Repurchases
As of December 31, 2010, diluted book value per share was $74.29, an increase of 2.6% and 24.7% compared to $72.40 and $59.56, respectively, as of September 30, 2010 and December 31, 2009.
In May 2010, the company announced a share repurchase program. During the fourth quarter 2010, the company repurchased 1,251,953 of its common shares in the open market at an average repurchase price of $59.20 per share for an aggregate cost of $74.1 million. For the year ended December 31, 2010, the company repurchased 4,651,279 of its common shares through its program in the open market at an average repurchase price of $51.41 per share for an aggregate cost of $239.1 million.
On November 6, 2010, the company repurchased the remainder of securities held by certain GS Capital Partners and other investment funds, which are affiliates of The Goldman Sachs Group, Inc (“Goldman Sachs”), and founding shareholders of our company. These securities consist of 3,159,793 common shares and warrants to purchase an additional 1,500,000 common shares from Goldman Sachs. The aggregate repurchase price for these securities was $222.6 million. The transaction was funded using available cash on hand and was executed separately from the company’s share repurchase program.
Through December 31, 2010, the share repurchases related to our share repurchase program and repurchases from the affiliates of Goldman Sachs have had an estimated $5.11 net accretive impact on diluted book value per share.
On February 3, 2011, the company repurchased a warrant owned by American International Group, Inc. (“AIG”), a founding shareholder, which entitled AIG to purchase a total of 2,000,000 common shares. The aggregate repurchase price was $53.6 million. The transaction was funded using available cash on hand and was executed separately from the company’s share repurchase program.
Quarterly Dividend
On November 26, 2010, the board of directors declared a special dividend of $0.25 per common share related to the company’s redomestication to Switzerland. This special dividend was paid on November 26, 2010 to shareholders of record on November 15, 2010. Under Swiss law, the company will not be able to pay another dividend until two months after the company’s next annual meeting which is expected to take place in early May 2011. This special dividend provided a dividend to shareholders for the interim period until the next dividend can be paid.
Investment Supplement
Allied World will be providing additional information on its investment portfolio as of December 31, 2010. This information will be available at the “Investor Relations” section of the company’s website at www.awac.com.
Financial Supplement
A financial supplement relating to the fourth quarter of 2010 will be available at the “Investor Relations” section of the company’s website at www.awac.com.
Conference Call
Allied World will host a conference call on Friday, February 18, 2011 at 9:00 a.m. (Eastern Time) to discuss the results for the fourth quarter and year ended December 31, 2010. The public may access a live webcast of the conference call at the “Investor Relations” section of the company’s website at www.awac.com. In addition, the conference call can be accessed by dialing (877) 317-6701 (U.S. and Canada callers) or (412) 317-6701 (international callers) and entering the passcode 8832831 approximately ten minutes prior to the call.

Following the conclusion of the presentation, a replay of the call will be available through Friday, March 4, 2011 by dialing (877) 344-7529 (U.S. and Canada callers) or (412) 317-0088 (international callers) and entering the passcode 447223. In addition, the webcast will remain available online through Friday, March 4, 2011 at www.awac.com.
Non-GAAP Financial Measures
In presenting the company’s results, management has included and discussed in this press release certain non-generally accepted accounting principles (“non-GAAP”) financial measures within the meaning of Regulation G as promulgated by the U.S. Securities and Exchange Commission. Management believes that these non-GAAP measures, which may be defined differently by other companies, better explain the company’s results of operations in a manner that allows for a more complete understanding of the underlying trends in the company’s business. However, these measures should not be viewed as a substitute for those determined in accordance with generally accepted accounting principles (“U.S. GAAP”).
“Operating income” is an internal performance measure used in the management of the company’s operations and represents after-tax operational results excluding, as applicable, net realized investment gains or losses, net impairment charges recognized in earnings, impairment of intangible assets and foreign exchange gain or loss. The company excludes net realized investment gains or losses, net impairment charges recognized in earnings and net foreign exchange gain or loss from the calculation of operating income because the amount of these gains or losses is heavily influenced by and fluctuates in part according to the availability of market opportunities and other factors. The company excludes impairment of intangible assets as these are non-recurring charges. In addition to presenting net income determined in accordance with U.S. GAAP, the company believes that showing operating income enables investors, analysts, rating agencies and other users of the company’s financial information to more easily analyze our results of operations and underlying business performance. Operating income should not be viewed as a substitute for U.S. GAAP net income.
The company has included “diluted book value per share” because it takes into account the effect of dilutive securities; therefore, the company believes it is an important measure of calculating shareholder returns.

“Annualized net income return on average shareholders’ equity” (“ROAE”) is calculated using average shareholders’ equity, excluding the average after tax unrealized gains (or losses) on investments. Unrealized gains (losses) on investments are primarily the result of interest rate and credit spread movements and the resultant impact on fixed income securities. Such gains (losses) are not related to management actions or operational performance, nor are they likely to be realized. Therefore, the company believes that excluding these unrealized gains (losses) provides a more consistent and useful measurement of operating performance, which supplements U.S. GAAP information. In calculating ROAE, the net income (loss) available to shareholders for the period is multiplied by the number of such periods in a calendar year in order to arrive at annualized net income (loss) available to shareholders. The company presents ROAE as a measure that is commonly recognized as a standard of performance by investors, analysts, rating agencies and other users of its financial information.
“Annualized operating return on average shareholders’ equity” is calculated using operating income (as defined above and annualized in the manner described for net income (loss) available to shareholders under ROAE above), and average shareholders’ equity, excluding the average after tax unrealized gains (losses) on investments. Unrealized gains (losses) are excluded from equity for the reasons outlined in the annualized net income return on average shareholders’ equity explanation above.
Reconciliations of these financial measures to their most directly comparable U.S. GAAP measures are included in the attached tables.
About Allied World Assurance Company
Allied World Assurance Company Holdings, AG, through its subsidiaries, is a global provider of innovative property, casualty and specialty insurance and reinsurance solutions, offering superior client service through a global network of branches and affiliates. Our insurance and reinsurance subsidiaries are rated A (Excellent) by A.M. Best Company, and our Lloyd’s Syndicate 2232 is rated A+ (Strong) by Standard & Poor’s and Fitch. Please visit our website at www.awac.com for further information on Allied World.

Cautionary Statement Regarding Forward-Looking Statements
Any forward-looking statements made in this press release reflect our current views with respect to future events and financial performance and are made pursuant to the safe harbor provisions of the Private Securities Litigation Reform Act of 1995. Such statements involve risks and uncertainties, which may cause actual results to differ materially from those set forth in these statements. For example, our forward-looking statements could be affected by pricing and policy term trends; increased competition; the impact of acts of terrorism and acts of war; greater frequency or severity of unpredictable catastrophic events; negative rating agency actions; the adequacy of our loss reserves; the company or its subsidiaries becoming subject to significant income taxes in the United States or elsewhere; changes in regulations or tax laws; changes in the availability, cost or quality of reinsurance or retrocessional coverage; adverse general economic conditions; and judicial, legislative, political and other governmental developments, as well as management’s response to these factors, and other factors identified in our filings with the U.S. Securities and Exchange Commission. You are cautioned not to place undue reliance on these forward-looking statements, which speak only as of the date on which they are made. We are under no obligation (and expressly disclaim any such obligation) to update or revise any forward-looking statement that may be made from time to time, whether as a result of new information, future developments or otherwise.

ALLIED WORLD ASSURANCE COMPANY HOLDINGS, AG
UNAUDITED CONDENSED CONSOLIDATED STATEMENTS OF OPERATIONS
(Expressed in thousands of United States dollars, except share and per share amounts)

	Quarter Ended December 31,		Year Ended December 31,
	2010	2009	2010	2009

Revenues:
Gross premiums written	$381,942	$322,129	$1,758,397	$1,696,345
Premiums ceded	(94,743)	(88,435)	(365,942)	(375,220)

Net premiums written	287,199	233,694	1,392,455	1,321,125
Change in unearned premiums	55,605	96,787	(32,907)	(4,233)

Net premiums earned	342,804	330,481	1,359,548	1,316,892

Net investment income	50,168	73,252	244,143	300,675
Net realized investment (losses) gains	(3,738)	37,796	285,612	126,352
Net impairment charges recognized in earnings	—	(187)	(168)	(49,577)
Other income	—	373	913	1,506

Total revenue	389,234	441,715	1,890,048	1,695,848

Expenses:
Net losses and loss expenses	160,019	141,403	707,883	604,060
Acquisition costs	38,848	38,126	159,489	148,847
General and administrative expenses	85,134	72,212	286,557	248,592
Amortization and impairment of intangible assets	808	7,856	3,483	11,051
Interest expense	11,650	9,527	40,242	39,019
Foreign exchange loss	196	1,408	444	748

Total expenses	296,655	270,532	1,198,098	1,052,317

Income before income taxes	92,579	171,183	691,950	643,531
Income tax (benefit) expense	(207)	9,928	26,945	36,644

NET INCOME	$92,786	$161,255	$665,005	$606,887

PER SHARE DATA:
Basic earnings per share	$2.30	$3.25	$14.30	$12.26
Diluted earnings per share	$2.13	$3.05	$13.32	$11.67

Weighted average common shares outstanding	40,291,620	49,662,575	46,491,279	49,503,438
Weighted average common shares and common share equivalents outstanding	43,501,068	52,880,733	49,913,317	51,992,674

Dividends declared per share	$0.45	$0.20	$1.05	$0.74

ALLIED WORLD ASSURANCE COMPANY HOLDINGS, AG
UNAUDITED CONDENSED CONSOLIDATED BALANCE SHEETS
(Expressed in thousands of United States dollars, except share and per share amounts)

	As of	As of
	December 31,	December 31,
	2010	2009

ASSETS:
Fixed maturity investments available for sale, at fair value (amortized cost: 2010: $828,544; 2009: $4,260,844)	$891,849	$4,427,072
Fixed maturity investments trading, at fair value	5,769,097	2,544,322
Other invested assets trading, at fair value	522,608	184,869

Total investments	7,183,554	7,156,263
Cash and cash equivalents	853,368	379,751
Insurance balances receivable	529,927	395,621
Prepaid reinsurance	187,287	186,610
Reinsurance recoverable	927,588	919,991
Accrued investment income	40,520	53,046
Net deferred acquisition costs	96,803	87,821
Goodwill	268,376	268,376
Intangible assets	56,876	60,359
Net balances receivable on purchases and sales of investments	—	184
Net deferred tax assets	19,740	21,895
Other assets	75,184	67,566

Total assets	$10,239,223	$9,597,483

LIABILITIES:
Reserve for losses and loss expenses	$4,879,188	$4,761,772
Unearned premiums	962,203	928,619
Reinsurance balances payable	99,732	102,837
Net balances payable on purchases and sales of investments	318,570	—
Senior notes	797,700	498,919
Accounts payable and accrued liabilities	106,010	92,041

Total liabilities	$7,163,403	$6,384,188

SHAREHOLDERS’ EQUITY:

Common shares, 2010: par value CHF 15.00 per share; 2009: par value $0.03 per share (2010: 40,003,642; 2009: 49,734,487 shares issued and 2010: 38,089,226; 2009: 49,734,487 shares outstanding)	600,055	1,492
Additional paid-in capital	170,239	1,359,934
Treasury shares, at cost (2010: 1,914,416, 2009: nil)	(112,811)	—
Retained earnings	2,361,202	1,702,020
Accumulated other comprehensive income, net of tax	57,135	149,849

Total shareholders’ equity	3,075,820	3,213,295

Total liabilities and shareholders’ equity	$10,239,223	$9,597,483

ALLIED WORLD ASSURANCE COMPANY HOLDINGS, AG
UNAUDITED CONSOLIDATED SEGMENT DATA
(Expressed in thousands of United States dollars, except for ratio information)

	U.S.	International
Quarter Ended December 31, 2010	Insurance	Insurance	Reinsurance	Total

Gross premiums written	$196,287	$115,056	$70,599	$381,942
Net premiums written	143,789	73,973	69,437	287,199
Net premiums earned	133,930	81,764	127,110	342,804
Other income	—	—	—	—
Net losses and loss expenses	(74,750)	(27,084)	(58,185)	(160,019)
Acquisition costs	(16,902)	431	(22,377)	(38,848)
General and administrative expenses	(38,978)	(26,905)	(19,251)	(85,134)

Underwriting income	3,300	28,206	27,297	58,803
Net investment income				50,168
Net realized investment losses				(3,738)
Net impairment charges recognized in earnings				—
Amortization and impairment of intangible assets				(808)
Interest expense				(11,650)
Foreign exchange loss				(196)

Income before income taxes				$92,579

GAAP Ratios:
Loss and loss expense ratio	55.8%	33.1%	45.8%	46.7%
Acquisition cost ratio	12.6%	(0.5%)	17.6%	11.3%
General and administrative expense ratio	29.1%	32.9%	15.1%	24.8%

Combined ratio	97.5%	65.5%	78.5%	82.8%

	U.S.	International
Quarter Ended December 31, 2009	Insurance	Insurance	Reinsurance	Total

Gross premiums written	$169,116	$130,272	$22,741	$322,129
Net premiums written	123,155	87,827	22,712	233,694
Net premiums earned	119,641	92,464	118,376	330,481
Other income	373	—	—	373
Net losses and loss expenses	(68,273)	(16,467)	(56,663)	(141,403)
Acquisition costs	(15,806)	501	(22,821)	(38,126)
General and administrative expenses	(32,474)	(25,791)	(13,947)	(72,212)

Underwriting income	3,461	50,707	24,945	79,113
Net investment income				73,252
Net realized investment gains				37,796
Net impairment charges recognized in earnings				(187)
Amortization and impairment of intangible assets				(7,856)
Interest expense				(9,527)
Foreign exchange loss				(1,408)

Income before income taxes				$171,183

GAAP Ratios:
Loss and loss expense ratio	57.1%	17.8%	47.9%	42.8%
Acquisition cost ratio	13.2%	(0.5%)	19.3%	11.5%
General and administrative expense ratio	27.1%	27.9%	11.8%	21.9%

Combined ratio	97.4%	45.2%	79.0%	76.2%

ALLIED WORLD ASSURANCE COMPANY HOLDINGS, AG
UNAUDITED CONSOLIDATED SEGMENT DATA
(Expressed in thousands of United States dollars, except for ratio information)

	U.S.	International
Year Ended December 31, 2010	Insurance	Insurance	Reinsurance	Total

Gross premiums written	$729,267	$504,937	$524,193	$1,758,397
Net premiums written	551,063	319,083	522,309	1,392,455
Net premiums earned	518,444	338,791	502,313	1,359,548
Other income	913	—	—	913
Net losses and loss expenses	(297,517)	(160,153)	(250,213)	(707,883)
Acquisition costs	(67,797)	460	(92,152)	(159,489)
General and administrative expenses	(128,556)	(94,226)	(63,775)	(286,557)

Underwriting income	25,487	84,872	96,173	206,532
Net investment income				244,143
Net realized investment gains				285,612
Net impairment charges recognized in earnings				(168)
Amortization and impairment of intangible assets				(3,483)
Interest expense				(40,242)
Foreign exchange loss				(444)

Income before income taxes				$691,950

GAAP Ratios:
Loss and loss expense ratio	57.4%	47.3%	49.8%	52.1%
Acquisition cost ratio	13.1%	(0.1%)	18.3%	11.7%
General and administrative expense ratio	24.8%	27.8%	12.7%	21.1%

Combined ratio	95.3%	75.0%	80.8%	84.9%

	U.S.	International
Year Ended December 31, 2009	Insurance	Insurance	Reinsurance	Total

Gross premiums written	$674,826	$555,944	$465,575	$1,696,345
Net premiums written	493,067	362,893	465,165	1,321,125
Net premiums earned	447,491	413,170	456,231	1,316,892
Other income	1,506	—	—	1,506
Net losses and loss expenses	(211,363)	(158,062)	(234,635)	(604,060)
Acquisition costs	(58,114)	(2,742)	(87,991)	(148,847)
General and administrative expenses	(115,797)	(84,390)	(48,405)	(248,592)

Underwriting income	63,723	167,976	85,200	316,899
Net investment income				300,675
Net realized investment gains				126,352
Net impairment charges recognized in earnings				(49,577)
Amortization and impairment of intangible assets				(11,051)
Interest expense				(39,019)
Foreign exchange loss				(748)

Income before income taxes				$643,531

GAAP Ratios:
Loss and loss expense ratio	47.2%	38.3%	51.4%	45.9%
Acquisition cost ratio	13.0%	0.7%	19.3%	11.3%
General and administrative expense ratio	25.9%	20.4%	10.6%	18.9%

Combined ratio	86.1%	59.4%	81.3%	76.1%

ALLIED WORLD ASSURANCE COMPANY HOLDINGS, AG
UNAUDITED OPERATING INCOME RECONCILIATION
(Expressed in thousands of United States dollars, except share and per share amounts)

	Quarter Ended December 31,		Year Ended December 31
	2010	2009	2010	2009
Net income	$92,786	$161,255	$665,005	$606,887
Add after tax affect of:
Net realized investment (losses) gains	4,306	(37,796)	(267,727)	(126,352)
Net impairment charges recognized in earnings	—	187	109	49,577
Impairment of intangible assets	—	6,866	—	6,866
Foreign exchange loss	196	1,408	444	748

Operating income	$97,288	$131,920	$397,831	$537,726

Weighted average common shares outstanding:
Basic	40,291,620	49,662,575	46,491,279	49,503,438
Diluted	43,501,068	52,880,733	49,913,317	51,992,674

Basic per share data:
Net income	$2.30	$3.25	$14.30	$12.26
Add after tax affect of:
Net realized investment (losses) gains	0.11	(0.76)	(5.75)	(2.55)
Net impairment charges recognized in earnings	—	—	—	1.00
Impairment of intangible assets	—	0.14	—	0.14
Foreign exchange loss	—	0.03	0.01	0.01

Operating income	$2.41	$2.66	$8.56	$10.86

Diluted per share data
Net income	$2.13	$3.05	$13.32	$11.67
Add after tax affect of:
Net realized investment (losses) gains	0.10	(0.72)	(5.36)	(2.43)
Net impairment charges recognized in earnings	—	—	—	0.96
Impairment of intangible assets	—	0.13	—	0.13
Foreign exchange loss	0.01	0.03	0.01	0.01

Operating income	$2.24	$2.49	$7.97	$10.34

ALLIED WORLD ASSURANCE COMPANY HOLDINGS, AG
UNAUDITED DILUTED BOOK VALUE PER SHARE RECONCILIATION
(Expressed in thousands of United States dollars, except share and per share amounts)

	As of	As of
	December 31,	December 31,
	2010	2009
Price per share at period end	$59.44	$46.07

Total shareholders’ equity	3,075,820	3,213,295

Basic common shares outstanding	38,089,226	49,734,487

Add: unvested restricted share units	571,178	915,432

Add: Performance based equity awards	1,440,017	1,583,237

Add: employee purchase plan	10,576	—

Add: dilutive options/warrants outstanding	3,272,739	6,805,157
Weighted average exercise price per share	$35.98	$34.44
Deduct: options bought back via treasury method	(1,980,884)	(5,087,405)

Common shares and common share equivalents outstanding	41,402,852	53,950,908

Basic book value per common share	$80.75	$64.61
Diluted book value per common share	$74.29	$59.56

ALLIED WORLD ASSURANCE COMPANY HOLDINGS, AG
UNAUDITED ANNUALIZED RETURN ON SHAREHOLDERS’ EQUITY RECONCILIATION
(Expressed in thousands of United States dollars, except for percentage information)

	Quarter Ended December 31,		Year Ended December 31,
	2010	2009	2010	2009
Opening shareholders’ equity	$3,341,314	$3,078,894	$3,213,295	$2,416,862
Deduct: accumulated other comprehensive income	(111,760)	(185,043)	(149,849)	(105,632)

Adjusted opening shareholders’ equity	3,229,554	2,893,851	3,063,446	2,311,230

Closing shareholders’ equity	$3,075,820	$3,213,295	$3,075,820	$3,213,295
Deduct: accumulated other comprehensive income	(57,135)	(149,849)	(57,135)	(149,849)

Adjusted closing shareholders’ equity	3,018,685	3,063,446	3,018,685	3,063,446

Average shareholders’ equity	$3,124,120	$2,978,649	$3,041,066	$2,687,338

Net income available to shareholders	$92,786	$161,255	$665,005	$606,887
Annualized net income available to shareholders	371,144	645,020	665,005	606,887
Annualized return on average shareholders’ equity — net income available to shareholders	11.9%	21.7%	21.9%	22.6%

Operating income available to shareholders	$97,288	$131,920	$397,831	$537,726
Annualized operating income available to shareholders	389,152	527,680	397,831	537,726
Annualized return on average shareholders’ equity — operating income available to shareholders	12.5%	17.7%	13.1%	20.0%

SOURCE Allied World Assurance Company Holdings, AG
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